Exhibit 10.19B

FOURTH AMENDMENT

THIS FOURTH AMENDMENT (“Fourth Amendment”) is made and entered into as of the 1st day of September, 2006 by and between MCZ/CENTRUM FLORIDA XIX, L.L.C., a Delaware limited liability company (the “Seller”) and MHI HOLLYWOOD, LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS

A. Purchaser and MCZ/Centrum Florida VI Owner, L.L.C., an Illinois limited liability company (“MCZ/Centrum”) entered into that certain agreement dated September 7, 2005 (the “Original Agreement”) regarding the purchase and sale of a hotel condominium unit located in Hollywood, Florida.

B. On November 16, 2005, MCZ/Centrum and Purchaser entered into an amendment to the Original Agreement by extending a period of time Purchaser has to satisfy a condition set forth in the Original Agreement (the “First Amendment”).

C. On February     , 2006, MCZ/Centrum and Purchaser entered into a second amendment modifying the Original Agreement by extending a period of time Purchaser has to satisfy conditions set forth in the Original Agreement (the “Second Amendment”);

D. MCZ/Centrum has assigned all of its right, title and interest in the Agreement to Seller.

E. As of the 1st day of September, 2006, Seller and Purchaser entered into a third amendment modifying and amending certain terms and provisions of the Original Agreement (the “Third Amendment”; the Original Agreement as modified by the First Amendment, the Second Amendment, and the Third Amendment is hereafter referred to as the “Agreement”).

F. The Seller and Purchaser desire to modify and amend certain terms and provisions of the Agreement as hereinafter set forth.

NOW, THEREFORE, for and in consideration of mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The recitals to this Fourth Amendment are true and correct and are incorporated herein by reference and made a part hereof.

2. Defined Terms. Any defined terms utilized in this Fourth Amendment but not defined herein shall have the meaning ascribed to said terms in the Agreement.

3. Purchase Price. The Purchase Price is hereby increased to One Million Three Hundred Fifty Thousand and No/100 Dollars ($1,350,000.00).

4. Purchase of Units.

A. In the event Seller has not closed on at least Two Hundred (200) Units, excluding the Hotel Unit, on or before April 1, 2007, Seller may require Purchaser to purchase the difference between the number of Units the Seller has actually closed on as of April 1, 2007 and Two Hundred (200), but not to exceed Fifty (50) Units, by written notice to Purchaser given on or before April 15, 2007. In such event, the closing with respect to the Units shall occur on or before June 1, 2007 at the Unit Purchase Price, as hereinafter defined, per unit and the closing of the Units shall be in accordance with the terms and provisions of the standard condominium purchase agreement attached hereto as Exhibit “A” (the “Unit Purchase Agreement”), except that Purchaser shall not be required to pay the 1.75% developer fees as reflected in the Unit Purchase Agreement. All other terms of the Unit Purchase Agreement not inconsistent with this Section 4(A) shall apply.

B. In the event Seller has not closed on at least Two Hundred Fifty (250) Units, excluding the Hotel Unit, on or before June 1, 2007, Seller may require Purchaser to purchase the difference between the number of Units Seller has actually closed on as of June 1, 2007 and Two Hundred Fifty (250), but not to exceed One Hundred (100) Units (but which One Hundred (100) Unit maximum shall be reduced by the number of Units, if any, purchased by Purchaser in accordance with Section 4(A) of this Fourth Amendment), by written notice to Purchaser given on or before June 15, 2007. In such event, the closing with respect to the Units shall occur on or before August 1, 2007 at a purchase price of the Unit Purchase Price, as hereinafter defined, per unit and the closing shall be in accordance with the terms and provisions of the Unit Purchase Agreement except that Purchaser shall not be required to pay the 1.75% developer fee as reflected in the Unit Purchase Agreement. All other terms of the Unit Purchase Agreement not inconsistent with this Section 4(B) shall apply.

C. For the purposes of this Section the term “closed on” shall mean that, as of the applicable date, Seller has either (i) actually received funds and transferred title to Units or (ii) the Units are under contract, all rescission rights have expired and the applicable buyers are not in default under any of the terms of the applicable contract. Buy way of example, if on April 1, 2007, Seller has actually received funds and transferred title to One Hundred Sixty-Five (165) Units and Seller has Twenty (20) Units under binding contracts after all rescission rights have expired and which are free from buyer defaults and Fifty (50) binding contracts after all rescission rights have expired but which contracts are in default for any reason, including, without limitation, the failure of the buyers thereunder to close on the closing date specified by Seller, then Purchaser would be required to purchase from Seller Fifteen (15) Units on June 1, 2007.

D. Purchaser and Seller shall mutually agree upon the individual units to be purchased by Purchaser pursuant to this Section 4, based upon a cross section of the Units then available.

E. The term “Unit Purchase Price” shall mean the actual costs and expenses incurred by Seller in connection with the acquisition of the property commonly known as the “Ambassador Site” and in connection with the development of the Condominium Hotel and Hotel Operated Common Properties located west of South Ocean Boulevard, including, without limitation, the land acquisition costs, financing costs, marketing costs, attorney fees and a fixed developer fee in the amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00) (the “Developer Fee”), less Eight Million One Hundred Thousand and No/100 Dollars ($8,100,000.00) which is an agreed upon reduction based upon the value of the remaining development site and the cost for the Hotel Unit, divided by 309, which Unit Purchase Price shall in no event exceed One Hundred Ninety-Seven Thousand and No/100 Dollars ($197,000.00). The Unit Purchase Price shall be presumed to be One Hundred Ninety-Seven Thousand and No/100 Dollars ($197,000.00) unless Purchaser elects to review Seller’s calculation of the Unit Purchase Price by written notice to Seller given at anytime after August 1, 2007 and prior to December 31, 2007. In such event, Seller shall provide Purchaser with Seller’s calculation of the Unit Purchase Price together with detailed backup documentation reasonably necessary to support such calculations within ten (10) days of receipt of Purchaser’s request. Purchaser acknowledges that no backup documentation shall be required for the Developer Fee which relates to services provided by the companies comprising Seller. If Seller and Purchaser cannot agree on the Unit Purchase Price or whether the documentation provided is sufficient to calculate the Unit Purchase Price within thirty (30) days from receipt by Purchaser, either party may submit the dispute to arbitration for resolution in accordance with Section 13 of this Fourth Amendment. Upon the determination of the actual Unit Purchase Price in accordance with this Section 4(E) the parties shall make any necessary adjustments with respect to the amounts previously paid by Purchaser to Seller if the Unit Purchase Price is determined to be less the One Hundred Ninety-Seven Thousand and No/100 Dollars ($197,000.00). No adjustment shall be made if the Unit Purchase Price as so determined is in excess of $197,000.00.

F. In the event Purchaser purchases Units pursuant to an exercise by Seller of its rights under Section 4(A) or 4(B), all of Purchaser’s obligations pursuant to Section 5.4 of the Agreement shall expire and be of no further force or effect and neither Seller nor the Association shall be entitled to exercise the Buy Back Option, except as provided in Section 14 of this Fourth Amendment.

G. The provisions of Section 4 shall survive the Closing.

5. Sales Effort. Seller shall utilize commercially reasonable efforts to schedule closings with respect to Units which are under contract as soon as reasonably possible to maximize the number of Units that Seller has conveyed prior to April 1, 2007, and to continue to utilize commercially reasonable efforts to close Units as soon as reasonably possible thereafter.

6. Conflict. In the event of conflict between the terms and provisions of the Agreement and this Fourth Amendment, the terms and provisions of this Fourth Amendment shall control. This provision shall survive the Closing.

7. Ratification. Except as hereby modified, Seller and Purchaser hereby ratify and reaffirm all of the terms and provisions of the Agreement.

8. Counterparts. This Fourth Amendment may be executed in counterparts, each of which, or any combination thereof, and combination of which, when signed by all parties, shall be deemed an original but all of which taken together shall constitute one Fourth Amendment.

9. Share Expenses. Seller and Purchaser acknowledge and agree that expenses associated with the operation of the restaurant and kitchen shall be calculated in accordance with generally accepted accounting provisions consistently applied and that all capital expenses shall constitute Shared Costs as defined in the Condominium Declaration and that all non-capital items shall be paid by Purchaser and not constitute Shared Costs.

10. Guaranty. Purchaser shall cause MHI Hospitality Corporation, a Maryland corporation, to execute the guaranty in the form of Exhibit “B” attached hereto (the “MHI Guaranty”) simultaneously with the execution of the Fourth Amendment.

11. ADA Units. Section 31 of the Third Amendment is hereby amended by deleting the last sentence thereof and inserting the following: “At Closing, Seller shall convey the New ADA Units to Purchaser as part of the Hotel Unit for the Purchase Price.”

12. Unsold Units. Purchaser acknowledges and agrees that any Units purchased by Purchaser pursuant to Section 4 of this Fourth Amendment shall be deemed to be included in the Rental Program for the purpose of Section 24 of the Third Amendment.

13. Arbitration. Any dispute of any nature arising in connection with the determination of the Unit Purchase Price and/or the documentation required to determine the Unit Purchase Price in accordance with Section 4(E) of this Fourth Amendment, shall be resolved by binding arbitration under the commercial rules of arbitration of the American Arbitration Association (“AAA”). Such arbitration may be initiated by either party with written notice to the other party. The arbitration shall be held in Miami, Florida and shall be conducted by an arbitrator to be selected by the parties from a list of AAA arbitrators having at least ten (10) years experience in the construction industry. If the parties are unable to agree on an arbitrator, the AAA will select the arbitrator. The decision of the arbitrator regarding the Unit Purchase Price shall be final and binding on the parties and the parties shall share equally in the cost of the arbitrator. Each shall bear their own legal fees and other costs.

14. Buy Back Right. In the event that Purchaser defaults in its obligations under Section 4(A) and/or 4(B) of this Fourth Amendment, Seller may elect in lieu of pursuing its rights under the MHI Guaranty to repurchase the Hotel Unit, the Personal Property and the Rental Agreements (the “Buy Back Right”) for a purchase price of Six Hundred Thousand and No/100 Dollars ($600,000.00) (the “Buy Back Purchase Price”). The closing with respect to the Buy Back Right (the “Buy Back Option Closing”) shall occur within thirty (30) days after Seller exercises the Buy Back Right by written notice to Purchaser. Purchaser, and its affiliates, as appropriate, shall convey the Hotel Unit, the Personal Property and the Rental Agreements free and clear of all liens and encumbrances, subject only to the Permitted Exceptions and such other exceptions to title arising by, through, or under Seller, The Buy Back Purchase Price shall be paid in cash at Closing, subject to customary adjustments and prorations and the payment of customary closing costs. Purchaser shall convey the Hotel Unit by special warranty deed, convey the Personal Property by bill of sale and execute and deliver customary Seller’s affidavit of no liens and FIRPTA affidavit. Purchaser, or its affiliates, as appropriate, and Seller shall execute an assignment and assumption of Rental Agreements and the service contracts and the Seller elects to assume. At the Closing, Seller shall return the MHI Guaranty marked cancelled and Purchaser shall be released from any liabilities to Seller for failing to comply with the provisions of Sections 4(A) and 4(B) of this Fourth Amendment. This provision shall survive the Closing and be reflected in the special warranty deed to be delivered by Seller at Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS HEREOF, the parties have executed this Fourth Amendment as of the date first above written.

SELLER:

MCZ/CENTRUM FLORIDA XIX, L.L.C., a Delaware limited liability company

By:	/s/ Brian Niven
Brian Niven, a Manager

PURCHASER:

MHI HOLLYWOOD, LLC, a Delaware limited liability company

By:	/s/ Andrew M. Sims
Andrew M. Sims, Manager

EXHIBIT A

UNIT PURCHASE AGREEMENT

SIAN RESORT RESIDENCES I CONDOMINIUM

PURCHASE AGREEMENT

ORAL REPRESENTATIONS CANNOT BE RELIED UPON AS CORRECTLY STATING THE REPRESENTATIONS OF THE SELLER. FOR CORRECT REPRESENTATIONS, REFERENCE SHOULD BE MADE TO THIS CONTRACT AND THE DOCUMENTS REQUIRED BY SECTION 718.503, FLORIDA STATUTES, TO BE FURNISHED BY A SELLER TO A BUYER OR LESSEE.

In this Agreement, the term “Buyer” and/or “Purchaser” means or refers to the buyer or buyers listed below who have signed this Agreement. The word “Seller” and/or “Developer” means or refers to MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company, and its successors and/or assigns. If the first letter of a word is capitalized in this Agreement, that word will have the meaning given to it in this Agreement or, if no definition of such word is given in this Agreement, then in the Declaration (as defined in Section 1 of this Agreement).

Buyer(s):

Address:

City:

State:

Country:

Zip Code:

Tax I.D. No.:

Tax I.D. No.:

Primary Phone:

Secondary Phone:

Fax. No.:

Additional No.:

Alternate No.:

Email:

1. Purchase and Sale. Buyer agrees to buy, and Seller agrees to sell (on the terms and conditions contained in this Agreement), Unit             , 4000 S. Ocean Drive, Hollywood, FL 33019 (the “Unit”) in the proposed SIAN RESORT RESIDENCES I CONDOMINIUM (the “Condominium”). The Unit and the Condominium are described in greater detail in this Agreement and the proposed Declaration of Condominium (the “Declaration”) included in the Prospectus and attached exhibits (the “Condominium Documents”). Buyer acknowledges receipt of the Condominium Documents and all documents required by Section 718.503, Florida Statutes, to be furnished by a developer to a buyer, on or before the date of this Agreement. The foregoing statement shall not be in lieu of the execution of a Receipt for Condominium Documents.

The total purchase price for the Unit is as follows (the “Purchase Price”):

PURCHASE PRICE:

2. Payment of the Purchase Price. Buyer agrees to make the following payments against the Purchase Price:

Payment	Due Date	Amount
Initial 10% deposit	Upon execution of this Agreement	$
Additional Deposit			$0
Additional Deposit	_____________	$
Balance due at Closing		$

Deposits may be made by personal check (subject to clearance). The balance due at closing must be paid by either cashier’s check or by wire transfer of federal funds only. All payments must be made in United States funds and all checks must be drawn on a bank located in the Continental United States. Even though Seller is not obligated to do so, if Seller accepts a deposit from Buyer by credit card and/or drawn on a foreign bank and/or payable in a currency other than U.S. currency, Buyer shall be solely responsible for all costs of collection and/or conversion and agrees to pay same to Seller promptly upon demand or, in Seller’s sole and absolute discretion, Seller may permit such costs to be charged to Buyer at the time of closing. If Buyer fails to pay any deposit on time, and Seller agrees to accept it on a later date (which Seller is not obligated to do), Buyer will pay a late funding charge equal to interest on such deposit at the then applicable highest lawful rate from the date due until the date received and cleared

Buyer(s) Initials	Buyer(s) Initials

by Seller. Buyer also agrees to pay all costs and other sums required to be paid by Buyer in this Agreement. Those fees are explained in more detail in Section 12 below.

Buyer also agrees to pay all costs and other sums required to be paid by Buyer in this Agreement. At the present time, the costs for which dollar amounts can be computed are:

(a)	$4,811	-	1.75% Development Fee

(b)	$90	-	Initial Contribution to the Condominium Association in an amount equal to two (2) times the monthly assessment amount

(c)	$348	-	Initial Contribution to the Sian Ocean Residences & Resort Master Association in an amount equal to two (2) times the monthly assessment amount

These charges are subject to change as provided in Section 12 of this Agreement and are explained in more detail in that paragraph, as are other costs which cannot be computed at this time.

Subject to the provisions of Section 10 of this Agreement, closing on the purchase and sale of the Unit is estimated to occur on March 15, 2007.

The unit has been previously occupied as a hotel. At closing, the Unit shall be conveyed free and clear of all tenancies and possessory rights, and as such, Seller shall convey exclusive possession of the Unit at closing

3. How Buyer Pays. Buyer understands and agrees that Buyer will be obligated to pay “all cash” at closing. This Agreement and Buyer’s obligations under this Agreement to purchase the Unit will not depend on whether or not Buyer qualifies for or obtains a mortgage from any lender. Buyer will be solely responsible for making Buyer’s own financial arrangements. Seller agrees, however, to cooperate with any lender Buyer chooses and to coordinate closing with such lender, if, but only if, such lender meets Seller’s closing schedule and pays Seller the proceeds of its mortgage at closing. In the event that lender does not pay Seller these proceeds at closing in immediately cleared funds, and if Seller allows same (which it is not obligated to do), Buyer will not be allowed to take possession of the Unit until Seller actually receives the funds and they have cleared. Notwithstanding any cooperation provided by Seller, nothing herein shall be deemed to qualify or otherwise condition Buyer’s obligation to close “all cash” on the purchase of the Unit.

Although Seller does not have to do so, if Seller agrees to delay closing until Buyer’s lender is ready, or to wait for funding from Buyer’s lender until after closing, or to accept a portion of the sums due at closing in the form of a personal check, Buyer agrees to pay Seller a late funding charge equal to interest, at the then highest applicable lawful rate on all funds due Seller which have not then been paid to Seller (and, with regard to personal checks, which have not then cleared) from the date Seller originally scheduled closing to the date of actual payment (and, with regard to personal checks, to the date of final clearance). This late funding charge may be estimated and charged by Seller at closing. Seller’s estimate will be adjusted after closing based on actual funding and clearance dates upon either Seller’s or Buyer’s written request. The foregoing Section will survive (continue to be effective after) closing.

4. Deposits. Except as permitted below or by the provisions of the Florida Condominium Act, all of Buyer’s deposits will be held in escrow by Felberbaum and Associates, P.A. (“Escrow Agent”), with offices at 399 S. Federal Highway, Boca Raton, Florida 33432, in accordance with the escrow agreement between Escrow Agent and Developer. The escrow agreement is incorporated into this Agreement as if repeated at length here, and Buyer agrees that the deposits may be held in any depository which meets the requirements of the Act.

If Buyer so requests, Buyer may obtain a receipt for Buyer’s deposits from the Escrow Agent. Seller may change escrow agents (as long as the new escrow agent is authorized to be an escrow agent under applicable Florida law), in which case Buyer’s deposits (and any interest actually earned on them) may be transferred to the new escrow agent at Seller’s direction.

At closing, all deposits not previously disbursed to Seller will be released to Seller. Except where expressly provided herein to the contrary or otherwise required by law, all interest earned on Buyer’s deposits shall accrue solely to the benefit of Seller, and shall not be credited against the purchase price of the Unit. No interest will be assumed to be earned, unless in fact said sums are invested in an interest bearing account and do in fact earn interest.

5. Seller’s Financing. Seller may borrow money from lenders for the acquisition, construction, renovation and/or conversion of the Condominium. Buyer agrees that any lender advancing funds for Seller’s use in connection with the Condominium will have a prior mortgage on the Unit and the Condominium until closing. At that time, Seller shall cause the then applicable mortgages to be

Buyer(s) Initials	Buyer(s) Initials

released and may use Buyer’s closing proceeds for such purpose. Neither this Agreement, nor Buyer’s payment of deposits, will give Buyer any lien or claim against the Unit, the Condominium or the real property upon which the Condominium is being created. Without limiting the generality of the foregoing, Buyer’s rights under this Agreement will be subordinate to all mortgages (and all modifications made to those mortgages) affecting the Unit or the Condominium (or the real property upon which the Condominium is being developed) even if those mortgages (or modifications) are made or recorded after the date of this Agreement.

6. Existing Improvements and Other Matters. Buyer understands and agrees that the Condominium is a conversion of previously existing improvements that were not constructed by Seller and accordingly that the Condominium is not new construction. Buyer acknowledges having received a copy of the conversion inspection report included in the Prospectus which discloses the condition of various components of the Condominium. Additionally, Buyer has received a copy of a termite inspection report prepared by a Florida licensed pest operator. These reports disclose, among other things, a discussion on the current condition of the Condominium and many of its mechanical and structural components. Seller has agreed to renovate the existing improvements, so that the following portions of the Condominium will be replaced with new components: framing and drywall, electrical wiring and light fixtures, plumbing and fixtures, phone wiring, paint and wallcoverings, doors and hardware, kitchen cabinets and bath vanity, tile at bathroom, entryway and kitchen, sliding glass door, glass balcony rails and HVAC (heat pump source and air conditioner). Buyer acknowledges and agrees that Buyer has had the opportunity to examine such plans and specifications as Seller has obtained (including all changes thereto to date) for the Unit and Condominium, all of which are located in Seller’s offices and available for inspection during regular business hours or by appointment.

Buyer recognizes that, during construction, the plans and specifications for the improvements to the Condominium may be modified to reflect ongoing, “in the field” construction needs. Because certain changes that may be made to the plans and specifications may not have to be filed with the governmental authorities at all, Buyer acknowledges and agrees that the plans and specifications for the Unit and the Condominium on file with applicable governmental authorities may not be identical to those current plans and specifications available for inspection in Seller’s office. In light of this, before Buyer is entitled to assume the accuracy of any information available from the governmental authorities in regard to plans and specifications on file with them, Buyer must first consult Seller’s copy of the plans and specifications (including all applicable change orders and revisions), Seller’s copy being the only one on which Buyer may rely.

Buyer understands and agrees that certain of the stairwells are left unfinished solely as to be functional for said purpose, without regard to the aesthetic appearance of said stairwells. Similarly, the utility pipes serving the Condominium are intended primarily for functional purposes, and as such may be left unfinished without regard to the aesthetic appearance of same. The foregoing is not intended to prohibit the use of the stairwells and utility pipes for any other legal purpose. Further, Buyer hereby acknowledges and agrees that sound and/or odor transmission in a multi-story building such as the Condominium is very difficult to control, and that noises and/or odors from adjoining or nearby Units and or mechanical equipment can often be detected in other Units. Without limiting the generality of Section 29, Seller does not make any representation or warranty as to the level of sound and/or odor transmission between and among Units and the other portions of the Condominium Property, and Buyer hereby waives and expressly releases any such warranty and claim for loss or damages resulting from sound and/or odor transmission.

The provisions of this Section will survive (continue to be effective after) closing. Nothing in this Section shall affect Buyer’s rights, if any, under Section 718.618, Florida Statutes.

7. Presale Contingency. Notwithstanding any other contrary provision of this Agreement, Seller shall have the right, in Seller’s sole discretion, to cancel this Agreement and cause Buyer’s deposits to be refunded in the event that Seller does not enter into binding contracts to sell at least fifty percent (50%) of the units in the Condominium. Seller must, however, notify Buyer of such a termination no later than one hundred eighty (180) days following the date of this Agreement, otherwise Seller will be required to create the Condominium and the Unit and otherwise proceed to perform its obligations under this Agreement. The foregoing presale contingency is a provision solely for the benefit of Seller, and may be waived unilaterally by Seller. Accordingly, Seller may elect to proceed with the creation of the Condominium and to remain bound by the terms of this Agreement, whether or not the stated presales threshold has been met. In the event that Seller does elect to proceed without having met the threshold, Buyer will have no right to object thereto and shall remain bound by the terms of this Agreement. This paragraph shall not delay the effectiveness of this Agreement, which shall be immediate, but, rather, shall be deemed a “condition subsequent” to this Agreement. In the event of Seller’s termination of this Agreement pursuant to this paragraph, upon such termination and the return of Buyer’s deposits, Seller and Buyer will be fully relieved and released from all obligations and liabilities under and in connection with this Agreement. Seller agrees to use its good efforts to meet the foregoing pre-sale requirement.

8. Certain Items and Materials. Buyer understands and agrees that the following appliances, furnishings or items of personal property will be included with the Unit: flat screen television, carpet,

Buyer(s) Initials	Buyer(s) Initials

two (2) nightstands, one (1) or two (2) beds (as applicable) with bedding (which shall include the frame, mattress, box spring, headboard, bed skirt, duvet, pillows and bolsters), dresser/desk combination, one (1) desk chair, chaise, desk lamp, floor lamp, full length mirror, vanity mirror, artwork at desk, artwork by bed, artwork in bathroom, drapery on window, two (2) wall lamps by the bed, headboard, kitchenette area with sink, microwave and undercabinet refrigerator. Buyer further understands and agrees that items which may be seen in models (if any) or in illustrations, are not included with the sale of the Unit (unless presently in the Unit and identified as included in an addendum or Rider to this Purchase Agreement signed by Seller). There is no obligation for Seller to provide models, but if so provided, the foregoing disclaimers will apply.

9. Inspection of Standard Improvements Prior to Closing. Buyer will be given an opportunity prior to closing, on the date and at the time scheduled by Seller, to inspect the Unit with Seller’s representative. At that time, Buyer will sign an inspection statement identifying punch list items that the Seller agrees to correct after closing. Seller agrees to correct those items at its cost within a reasonable period of time after closing, but Seller’s obligation to correct will not be grounds for deferring the closing, nor for imposing any condition on closing. No escrows or holdbacks of closing funds (including but not limited to any interest accrued as the result of a delay in closing) will be permitted. If Buyer fails to take advantage of the right to a pre-closing inspection on the date and time scheduled, Seller will not be obligated to reschedule an inspection prior to closing and Buyer shall be deemed to have accepted the Unit in its AS-IS condition as of closing.

Buyer acknowledges that all matters pertaining to the Unit prior to closing will be handled by Seller and Seller’s representatives. Buyer agrees not to interfere with or interrupt any workers at the site of the Unit. No personal inspections (other than the pre-closing inspection) will be permitted.

From and after the closing, Buyer hereby grants Seller and its agents access to the Unit at reasonable times during normal business hours to complete any necessary repairs to the Unit for which Seller is obligated to effect repairs. If Buyer cannot be present at the time such work is to be performed to facilitate completion of such work, Buyer hereby authorizes Seller, its agents, employees and contractors to enter the Unit for such purposes using a master key. If Buyer cannot or elects not to be present at the time that Seller performs any such work, Buyer hereby waives and releases Seller (its partners, contractors, subcontractors, employees, agents, designees and assigns) from any and all claims that Buyer may have against Seller (its partners, contractors, subcontractors, employees, agents, designees and assigns) relating to damage to or theft of property from the Unit that is not due to the negligence or intentional act of Seller or its partners, contractors, subcontractors, employees, agents, designees and/or assigns. Seller shall have no further obligation to complete punch list items if Seller has submitted three (3) written requests to Buyer for entry over a thirty (30) day period after closing, and access to the Unit has been denied for any reason.

The provisions of this paragraph shall survive the closing.

10. Closing Date. Subject to the provisions hereof, closing on the purchase and sale of the Unit will occur on or about the date indicated in Section 2 of this Agreement; however, Buyer acknowledges and agrees that this estimate is given to Buyer for convenience only and is subject to change from time to time by Seller for any reason and without creating any liability of Seller to Buyer. Seller will notify Buyer upon substantial completion of the Unit, and the consummation of this transaction shall take place within thirty (30) days from the date on which construction is deemed to be “substantially complete” for the Unit (“Closing Date”). For purposes of this Agreement, the construction of the Unit shall be deemed “substantially complete” when Seller has obtained a temporary (conditional) certificate of occupancy for the floor on which the Unit is located, subject only to completion of other units in the Condominium, from the appropriate governmental authority. Buyer understands that Seller has the right to schedule the exact date, time and place for closing on not less than ten (10) days prior written notice to Buyer. Before Seller may require Buyer to close, however, Seller must record the Declaration and related documents in the public records of the County. Seller is hereby authorized by Buyer to postpone the closing for any reason (on not less than three (3) days prior written notice to Buyer) and Buyer will close on the new date, time and place specified by Seller.

In compliance with the requirements of the Interstate Land Sales Full Disclosure Act, the Seller acknowledges that it has an absolute obligation to complete and deliver the Unit to Buyer within not more than twenty-four (24) months from the Effective Date hereof subject only to such delays as may be caused by acts of God and other events that would be a legal defense to Seller’s obligation to perform under Florida law.

If Seller agrees in writing to reschedule closing at Buyer’s request, or if Buyer is a corporation or other entity and Buyer fails to produce the necessary documentation Seller requests and, as a result, closing is delayed, or if closing is delayed for any other reason (except for a delay desired, requested or caused by Seller), then, whether or not Buyer is actually in default as a result of such delay, Buyer agrees to pay at closing a late funding charge equal to interest, at the then highest applicable lawful rate, on that portion of the Purchase Price not then paid to Seller (and cleared), from the date Seller originally scheduled closing to the date of actual closing. All prorations will be made as of the originally

Buyer(s) Initials	Buyer(s) Initials

scheduled date. Buyer understands that Seller is not required to reschedule or to permit a delay in closing at Buyer’s request.

11. Closing. The term “closing” refers to the time when Seller delivers the deed to the Unit to Buyer and ownership changes hands, as set forth in Section 10. Buyer’s ownership is referred to as “title”. Seller promises that the title Buyer will receive at closing will be good, marketable and insurable (subject to the permitted exceptions listed or referred to below). Notwithstanding that Buyer is obligated to pay “all-cash” hereunder, in the event that Buyer obtains a loan for any portion of the Purchase Price, Buyer shall have those rights with respect to closing as are provided by the Real Estate Settlement Procedures Act.

Buyer will receive two (2) documents at closing which Buyer agrees to accept as proof that Buyer’s title is as represented above:

(a) A written commitment, from a title insurance company licensed in Florida agreeing to issue a policy insuring title or the policy itself. This commitment (or policy) will list any exceptions to title. Permitted exceptions (exceptions which Buyer agrees to take title subject to) are:

(i) Liability for all taxes or assessments affecting the Unit starting the year Buyer receives title and continuing thereafter;

(ii) All laws, and all restrictions, covenants, conditions, limitations, agreements, reservations and easements now or hereafter recorded in the public records, which may include, without limitation, zoning restrictions, property use limitations and obligations, easements (rights-of-way) and agreements relating to telephone lines, water and sewer lines and other utilities, provided, however, that none of such matters shall impair the marketability of title;

(iii) The restrictions, covenants, conditions, easements, terms and other provisions imposed by the documents contained or referred to in the Condominium Documents (and any other documents which Seller, in its sole discretion, believes to be necessary or appropriate) which are recorded, now or at any time after the date of this Agreement, in the public records;

(iv) If in Section 2 of this Agreement it is indicated that Buyer is acquiring the Unit subject to the terms of a lease, then title shall be subject to the rights of the tenant thereunder;

(v) Rights of ingress and egress over and across any and all roads and/or sidewalks contained within the Condominium Property;

(vi) Pending governmental liens for public purposes as of closing (Seller will be responsible, however, for certified governmental liens or special assessment liens as of closing; provided, however, that to the extent that any such certified liens are payable in installments, Seller shall only be responsible for those installments due prior to closing, and Buyer hereby assumes all installments coming due after closing);

(vii) All standard printed exceptions contained in an ALTA Owner’s title insurance policy issued in Broward County, Florida;

(viii) Standard exceptions for water-front property and artificially filled-in property which once was in navigable waters and all other standard exceptions for similar property; and

(ix) Any matters not listed above as long as affirmative title insurance is given for these matters.

Buyer understands, however, that no limitation on Buyer’s title prohibits the use of a Unit as a residence, subject to the Condominium Documents.

(b) A Special Warranty Deed. At closing, Seller promises to give Buyer a special warranty deed to the Unit. The special warranty deed will be subject to (that is, contain exceptions for) all of the matters described above.

Buyer will also receive at closing a bill of sale for any appliances included in the Unit and Seller’s form of owner’s (“no lien”) affidavit, closing agreement and FIRPTA (non-foreign) affidavit. When Buyer receives the special warranty deed at closing, Buyer will sign Seller’s closing agreement, settlement statement and all papers that Seller deems reasonably necessary or appropriate for transactions of this nature.

Buyer(s) Initials	Buyer(s) Initials

If Seller cannot provide the quality of title described above, Seller will have a reasonable period of time (at least sixty (60) days) to correct any defects in title. If Seller cannot , after making reasonable efforts to do so (which shall not require the bringing of lawsuits or the payment or satisfaction of involuntary liens or judgments) correct the title defects, Buyer will have two options:

(c) Buyer can accept title in the condition Seller offers it (with defects) and pay the full Purchase Price for the Unit with exceptions for such title matters to be contained in the special warranty deed for the Unit. Buyer will not make any claims against Seller because of the defects; or

(d) Buyer can cancel this Agreement and receive a full refund of Buyer’s deposits. Seller will be relieved of all obligations under this Agreement (and otherwise) when Seller refunds the deposits to Buyer.

At the same time Buyer receives the special warranty deed, Buyer agrees to pay the balance of the Purchase Price and any additional amounts owed under this Agreement (including but not limited to any interest accrued as the result of a delay in closing). Seller has no obligation to accept funds other than as set forth in Section 2 above. Until all sums have been received and cleared, Seller will be entitled to a vendor’s lien on the Unit (which Buyer agrees Seller may unilaterally record in the Public Records of the County), which lien shall be subordinate to the mortgage. This Section shall survive closing.

12. Costs and Fees. Buyer understands and agrees that, in addition to the Purchase Price for the Unit, Buyer must pay certain other fees, costs or other sums when the title is delivered to Buyer at closing. These include:

(a) the costs of officially recording the deed in the Public Records of the County (presently, recording fees are $10.00 for the first page of an instrument and $8.50 for each additional page);

(b) the documentary stamp taxes payable in connection with the deed conveying the Unit to Buyer (presently, documentary stamp taxes are $.70 for each $100.00 of consideration);

(c) the premium on the owner’s title insurance policy, at the minimum promulgated risk rates promulgated by the Florida Insurance Commissioner (taking into account applicable reissue rates and new home credits, if any);

(d) a “development fee” equal to one and three quarters percent (1.75%) of the Purchase Price (and of any charges for options or extras now or hereafter contracted for which are not included in the Purchase Price). This “development fee” shall be retained by Seller as additional revenue and to offset certain of its conversion expenses, including without limitation, certain of Seller’s administration expenses and Seller’s attorneys’ fees in connection with conversion of the Condominium. Accordingly, Buyer understands and agrees that the development fee is not for payment of closing costs or settlement services, but rather represents additional funds to Seller which are principally intended to provide additional revenue and to cover various out-of-pocket and internal costs and expenses of Seller associated with conversion of the Condominium;

(e) A working capital contribution in an amount equal to twice the monthly assessment amount in effect on the date of Closing is payable directly to the Association to provide it with initial capital. This contribution will not be credited against regular assessments. In accordance with Section 718.116(9)(B), Florida Statutes, no funds, including capital contributions or startup funds, receivable from buyers and payable to the Condominium Association or collected by the Developer on behalf of the Condominium Association shall be used for payment of Common Expenses prior to the Guarantee Expiration Date.

(f) A working capital contribution in an amount equal to twice the monthly assessment amount in effect on the date of Closing is payable directly to the Sian Ocean Residences & Resort Master Association to provide it with initial capital. This contribution will not be credited against regular assessments.

(g) A reimbursement to Seller for any utility, cable or interactive communication deposits or hook-up fees which Seller may have advanced prior to closing for the Unit. The amount of this charge is now unknown.

(h) The remaining balance, if any, of any charges for options or upgrading of standard items included, or to be included, in the Unit as agreed to in writing by both Buyer and Seller.

(i) Reimbursement to Seller, and/or Seller’s closing agents, for charges incurred in connection with coordinating closing with Buyer and/or Buyer’s lender, including, without limitation, charges for messenger expenses, long distance telephone calls, photocopying expenses, telecopying charges and others.

In addition, if Buyer obtains a loan for any portion of the Purchase Price, Buyer will be obligated to pay any loan fees, closing costs, escrows, appraisals, credit fees, lender’s title insurance premiums, prepayments and all other expenses charged by any lender giving Buyer a mortgage, if applicable. Notwithstanding any of the references in this paragraph to coordinating closing with any lender that Buyer may elect to obtain, nothing herein shall be deemed to make the Agreement, or the Buyer’s obligations under the Agreement, conditional or contingent in any manner on the Buyer obtaining a

Buyer(s) Initials	Buyer(s) Initials

loan to finance any portion of the Purchase Price; it being the agreement of the Buyer that the Buyer shall be obligated to close “all cash”.

If the purchase of the Unit is a transaction without a mortgage, and Buyer elects to use the title company designated by Seller (the “Designated Title Agent”), which may be a title company affiliated with Seller, as title agent, then Seller shall give Buyer a credit at Closing equal to the cost of the premium for the owner’s title insurance policy, the cost of the documentary stamp taxes on the deed, and the cost to record the deed. If Buyer finances the purchase of the Unit and Buyer elects to use both the Designated Title Agent and any mortgage broker or lender designated by Seller (the “Designated Mortgage Lender”), which may be an affiliate of Seller, as Buyer’s lender, then Seller shall give Buyer a credit at closing equal to the cost of the premium for the owner’s title insurance policy, the cost of the documentary stamp taxes on the deed, and the cost to record the deed. Buyer desires to receive the credit and hereby makes the election required in order to receive the credit. Please check one of the following:

Buyer	Co-Buyer
☐	☐	Buyer elects to use both the Designated Title Agent and the Designated Mortgage Lender

OR

☐	☐	Buyer intends to purchase the Unit without financing but elects to use the Designated Title Agent

Notwithstanding the foregoing, and regardless of whether Buyer elects to utilize the services of the Designated Mortgage Broker, nothing herein shall be deemed to qualify or otherwise condition Buyer’s obligation to close “all cash” on the purchase of the Unit.

Current expenses of the Unit (for example, taxes and governmental assessments, current monthly assessments of the Association and Sian Ocean Residences & Resort Master Association, rent and any interim services fee imposed by governmental authority) will be prorated between Buyer and Seller as of the date of closing. Additionally, at closing, Buyer shall be obligated to prepay the next month’s maintenance assessment to the Association. This prepayment is in addition to Buyer’s obligation to pay the working capital contribution, as described above. If taxes for the year of closing are assessed on the Condominium as a whole, Buyer shall pay Seller, at closing, the Unit’s allocable share of those taxes (as estimated by Seller and subject to reproration when the actual tax bill is available) for the Unit from the date of closing through the end of the applicable calendar year of closing. If taxes for the year of closing are assessed on a unit-by-unit basis, Buyer and Seller shall prorate taxes as of the closing date based upon the actual tax bill, if available, or an estimate by Seller, if not available, with Buyer responsible for paying the full amount of the tax bill and Seller reimbursing Buyer for Seller’s prorated share of those taxes. Buyer agrees that Seller’s prorated share of the taxes due as of closing need not be paid to Buyer, however, until the actual tax bill is presented to Seller, and any proration based on an estimate of the current year’s taxes shall be subject to reproration upon request of either party, provided, however, that (i) the actual amount of taxes is at least 10% higher or lower than the estimate used for prorations, and (ii) any request for reproration is made within six (6) months following the issuance of the actual tax bill for the Unit (it being assumed, for purposes hereof, that tax bills are issued on November 1 of each tax year). No request for proration of amounts less than the threshold set forth above or made beyond the six (6) month period shall be valid or enforceable. in addition; Buyer shall pay, or reimburse Seller if then paid, for any interim proprietary and general services fee imposed by any governmental authority having jurisdiction over the Unit. This Subsection shall survive (continue to be effective after) closing.

Property Tax Disclosure Summary. In accordance with Section 689.261, Florida Statutes, Buyer should not rely on the Seller’s current property taxes as the amount of property taxes that the Buyer may be obligated to pay in the year subsequent to purchase. A change of ownership or property improvements triggers reassessments of the property that could result in higher property taxes. If you have any questions concerning valuation, contact the county property appraiser’s office for information.

13. Adjustments with the Association. Buyer understands that Seller may advance money to the Association to permit the Association to pay for certain of the Association’s common expenses. Seller is entitled to be reimbursed by the Association for any advancements of common expenses made by the Seller. The Association will reimburse Seller out of initial contributions and regular assessments paid by Buyer and other owners as those contributions and assessments are collected, or as otherwise requested by Seller. Seller also, at its election, may receive reimbursement for these payments by way of a credit against any sums it may become obligated to pay to the Association. No initial contributions of buyers to the Condominium Association may be used for such purposes, however, as long as any guaranty by Seller of such Association’s assessments is in effect.

Buyer(s) Initials	Buyer(s) Initials

14. Default. If Buyer fails to perform any of Buyer’s obligations under this Agreement (including making scheduled deposits and other payments) Buyer will be in “default”. If Buyer is still in default ten (10) days after Seller sends notice thereof, Seller shall be entitled to the remedies provided herein. If, however, Buyer’s default is in failing to close on the scheduled date, then Seller can cancel this Agreement without giving Buyer any prior (or subsequent) notification or opportunity to close at a later date.

Upon Buyer’s default (and the expiration of any notice period, if applicable), all Buyer’s rights under this Agreement will end and Seller can resell the Unit without any accounting to Buyer. Buyer understands that because Seller has taken the Unit off the market for Buyer, has spent money on sales, advertising, promotion and conversion and has incurred other costs incident to this sale, Buyer’s default will damage Seller. As compensation for this damage, in the event Seller cancels this Agreement because of Buyer’s default, Buyer authorizes Seller to keep (or if not then paid by Buyer, Buyer will pay to Seller) all deposits and other pre-closing advance payments (including, without limitation, those on options, extras, upgrades and the like) Buyer has then made (and which would have been required to have been made had Buyer not defaulted) and all interest which was, or would have been, earned on them, all as liquidated damages (and not as a penalty). Any damage or loss that occurs to the Property while Buyer is in default will not affect Seller’s right to liquidated damages. Notwithstanding the foregoing, Seller shall not be precluded from seeking to specifically enforce the Agreement.

If Seller defaults under this Agreement, Buyer will give Seller ten (10) days’ notice of it and if Seller has not cured the default within such period, Buyer will have such rights as may be available in equity and/or under applicable law, provided, however, that absent an intentional and willful default of Seller, Buyer shall not be permitted to seek to specifically enforce the Agreement. Notwithstanding the foregoing, if Seller fails to complete construction of the Unit within the two (2) year period described in Section 10, Buyer shall have all remedies available under Florida law.

The provisions of this Section will survive (continue to be effective after) closing.

15. Litigation. In the event of any litigation between, the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’, paralegals’ and para-professionals’ fees and court costs at all trial and appellate levels. This paragraph will survive (continue to be effective after) any termination of this Agreement, but shall otherwise be deemed merged into the deed at closing.

16. Assessments. Buyer understands and agrees that the Estimated Operating Budget for the Association (the “Budget”) contained in the Condominium Documents provides only an estimate of what it will cost to run the Association during the period of time stated in the Budget. The Budget is not guaranteed to accurately predict actual expenditures. Changes in the Budget may be made at any time to cover increases or decreases in actual expenses or in estimates. It is intended that the Seller, as the developer of the Condominium, will vote to waive reserves for the initial fiscal year of the Association. During the second fiscal year of the Association’s operation (and prior to turnover), it is intended that the Seller, as the developer the Condominium, will vote to waive or reduce funding of reserves for the second fiscal year of the Association. Thereafter, reserves may only be waived or reduced only upon the voting majority of the non-developer unit owners of the Condominium, at a duly called meeting of the Condominium Association; provided however that if a meeting of the unit owners is called to determine whether to waive or reduce the funding of reserves, and no such result is achieved or a quorum is not attained, the reserves will go into effect.

17. Condominium Association. This Agreement is also Buyer’s application for membership in the Condominium Association, which membership shall automatically take effect at closing. At that time, Buyer agrees to accept all of the liabilities and obligations of membership.

18. Seller’s Use of the Condominium Property. As long as Seller owns a unit or units and is offering same in the ordinary course of business, it and its agents are hereby given full right and authority to place and maintain on, in and about the Condominium (excluding the Unit after closing) model units, sales and leasing offices, administrative offices, signs and lighting related to construction and sales promotion purposes, for such period of time, at such locations and in such forms as shall be determined by Seller in its sole and absolute discretion. Seller, its employees, agents contractors and prospective buyers are also hereby given, for construction and sales promotion purposes, the right of entry upon, ingress to, egress from and other use of the Condominium (excluding the Unit after closing), and the right to restrict and regulate access to the Common Elements (as defined in the Declaration), subject to Buyer’s reasonable access to and from the Unit after closing, for the purposes of completing any renovation or conversion of the Common Elements and other units in the Condominium. Seller’s salespeople can show units and/or the Common Elements, erect advertising signs and do whatever else is necessary in Seller’s opinion to help sell, resell or lease Units or to develop and manage the Condominium Property or to provide management and administration and/or financial services, but Seller’s use of the Condominium Property must be reasonable, in Seller’s opinion, and cannot unreasonably interfere, in Seller’s opinion, with Buyer’s use and enjoyment of the Unit. This paragraph will survive (continue to be effective after) closing.

Buyer(s) Initials	Buyer(s) Initials

19. Sales Commissions. Seller will pay all sales commissions due its in-house sales personnel and/or exclusive listing agent and the co-broker, if any, identified on the last page of this Agreement (if such space is left blank, it shall mean that Seller has not agreed to pay any co-broker and that Buyer represents that there is no co-broker who can claim by, through or under Buyer), provided that such co-broker has properly registered with Seller as a participating co-broker. By signing this Agreement, Buyer is representing and warranting to Seller that Buyer has not consulted or dealt with any broker, salesperson, agent or finder other than Seller’s sales personnel (and the co-broker, if any, named below), nor has the sale. been procured by any real estate broker, salesperson, agent or finder other than Seller’s sales personnel (and the co-broker, if any, named on the last page of this Agreement). Buyer will indemnify and hold Seller harmless for and from any such person or company claiming otherwise. Buyer’s indemnity and agreement to hold Seller harmless includes, without limitation, Buyer’s obligation to pay or reimburse Seller for all commissions, damages and other sums for which Seller may be held liable and all attorneys’ fees and court costs actually incurred by Seller (including those for appeals), regardless of whether a lawsuit(s) is actually brought or whether Seller ultimately wins or loses. This paragraph will survive (continue to be effective after) closing.

Co-Broker Information:	If the space for co-broker’s name below is left blank, it shall mean that Seller has not agreed to pay any co-broker.

Co-Broker’s Name:	,

Co-Broker’s Sales Agent:

Co-Broker’s Address:	, , IL

Phone No.

Fax No.

E-Mail

License No.

This Section will survive (continue to be effective after) closing.

20. Notices. Whenever Buyer is required or desires to give notice to Seller, the notice must be in writing and it must be sent certified mail, postage prepaid, with a return receipt requested to Seller at 1555 Sheffield, Chicago, Illinois 60622, Attn: Sian Resort Residences I Condominium Project Manager or such other address as Seller may otherwise direct.

Unless this Agreement states other methods of giving notices, whenever Seller is required or desires to give notice to Buyer, the notice must be given either in person, by telephone or in writing and, if in writing, it must be sent either by: (i) certified mail, postage prepaid, with a return receipt requested (unless sent outside of the United States, in which event written notices to Buyer may be sent by regular air mail); (ii) facsimile transmission if Buyer has indicated a telecopy number on Page 1 of this Agreement; or (iii) a recognized overnight courier service (i.e., FedEx, Express Mail, Emory, Purolator, United Parcel Service, etc.), to the address for Buyer set forth on Page 1 of the Agreement.

Buyer’s change of address notice is effective when it is received by Seller. All other written notices are effective on the day they are properly delivered or mailed, whether or not received (and all permitted non-written notices to Buyer are effective on the date given by Seller) unless receipt is required specifically in portions of this Agreement.

21. Transfer or Assignment. Buyer shall not be entitled to assign this Agreement or its rights hereunder without the prior written consent of Seller, which may be withheld by Seller with or without cause (and even if Seller’s refusal to grant consent is unreasonable). To the extent that Seller consents to any such assignment, said consent may be conditioned in any manner whatsoever, including, without limitation, charging an assignment or transfer fee. Any such assignee must fully assume all of the obligations of Buyer hereunder by written agreement for Seller’s benefit, a counterpart original executed copy of which shall be delivered to Seller. If Buyer is a corporation, partnership, other business entity, trustee or nominee, a transfer of any stock, voting interest, partnership interest, equity, beneficial or principal interest in Buyer will constitute an assignment of this Agreement requiring consent. Without limiting the generality of the foregoing, Buyer shall not, prior to closing on title to the Unit, and unless first obtaining the prior written consent of Seller (which may be granted or withheld in Seller’s sole and absolute discretion) advertise, market and/or list the Unit for sale or resale, whether by placing an advertisement, listing the Unit with a broker, posting signs at the Unit or at the Condominium, allowing the Unit to be listed for sale on the Internet or on the Multiple Listing Service or otherwise. Any violation of any of the foregoing provisions of this Section shall be deemed an immediate default by Buyer under this Agreement (which is not capable of cure and for which no notice must be given).

Buyer(s) Initials	Buyer(s) Initials

22. Others Bound by this Agreement. If Buyer dies or in any way loses legal control of his or her affairs, this Agreement will bind his or her-heirs and personal representatives. If Buyer has received permission to assign or transfer his or her interest in this Agreement, this Agreement will bind anyone receiving such interest. If Buyer is a corporation or other business entity, this Agreement will bind any successor corporation or entity resulting from operation of law. If more than one person signs this Agreement as Buyer, each will be equally liable, on a joint and several basis, for full performance of all Buyer’s duties and obligations under it and Seller can enforce it jointly or severally.

23. Public Records. Buyer authorizes Seller to record the documents needed to establish and operate the Condominium, as well as all other documents which Seller deems necessary or appropriate, in the Public Records of Broward County, Florida. Neither this Agreement, nor any notice or memorandum hereof (nor any Lis Pendens), may be recorded by the Buyer.

24. Buyer’s Right to Cancel. THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY THE BUYER, AND RECEIPT BY BUYER OF ALL OF THE ITEMS REQUIRED TO BE DELIVERED TO HIM OR HER BY THE DEVELOPER UNDER SECTION 718.503, FLORIDA STATUTES. THIS AGREEMENT IS ALSO VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF RECEIPT FROM THE DEVELOPER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO THE BUYER. ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT. BUYER MAY EXTEND THE TIME FOR CLOSING FOR A PERIOD OF NOT MORE THAN 15 DAYS AFTER THE BUYER HAS RECEIVED ALL OF THE ITEMS REQUIRED. BUYER’S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.

If Buyer does not cancel this Agreement during this 15-day period, it means that Buyer ratifies this Agreement and the Condominium Documents and Buyer agrees that their provisions are fair and reasonable in Buyer’s opinion.

25. Florida Law; Severability. Any disputes that develop under this Agreement will be settled according to Florida law. If any part of this Agreement violates a provision of applicable law, the applicable law will control. In such case, however, the rest of the Agreement (not in violation) will remain in force.

Without limiting the generality of the foregoing, it is Buyer’s and Seller’s mutual desire and intention that all provisions of this Agreement be given full effect and be enforceable strictly in accordance with their terms. If, however, any part of this Agreement is not enforceable in accordance with its terms or would render other parts of this Agreement or this Agreement, in its entirety, unenforceable, the unenforceable part or parts are to be judicially modified, if at all possible, to come as close as possible to the expressed intent of such part or parts (and still be enforceable without jeopardy to other parts of this Agreement, or this Agreement in its entirety), and then are to be enforced as so modified. If the unenforceable part or parts cannot be so modified, such part or parts will be unenforceable and considered null and void in order that the mutual paramount goal (that this Agreement is to be enforced to the maximum extent possible strictly in accordance. with its terms) can be achieved.

Without limiting the generality of the foregoing, if the mere inclusion in this Agreement of language granting to Seller certain rights and powers, or waiving or limiting any of Buyer’s rights or powers or Seller’s obligations (which otherwise would be applicable in the absence of such language), results in a final conclusion (after giving effect to the above judicial modification, if possible) that Buyer has the right to cancel this Agreement and receive a refund of his deposits, such offending rights, powers, limitations and/or waivers shall be struck, canceled, rendered unenforceable, ineffective and null and void. Under no circumstances shall either Buyer or Seller have the right to cancel this Agreement solely by reason of the inclusion of certain language in this Agreement (other than language which is intended specifically to create such a cancellation right).

26. Changes. Seller may make changes in the Condominium Documents in its sole discretion by providing Buyer with all such amendments that are made, provided that, as to these changes, Buyer will have fifteen (15) days from the date of receipt of such changes from Seller which materially alter or modify the offering of the Condominium in a manner adverse to Buyer in which to cancel this Agreement (by delivering written notice to Seller of such cancellation) and receive a refund of any deposits with applicable interest earned, if any. Seller will be relieved of all obligations under this Agreement when Seller refunds the deposits and interest earned, if any. Buyer will not be permitted to prevent Seller from making any change it wishes in its sole discretion, nor to pursue any remedy other than the 15-day cancellation remedy described above (and then only for the kind of changes that materially alter or modify the offering in a manner that is adverse to Buyer).

If Buyer has the right to cancel this Agreement by reason of a change which materially alters or modifies the offering of the Condominium in a manner adverse to Buyer, Buyer’s failure to request

Buyer(s) Initials	Buyer(s) Initials

cancellation in writing within the 15-day period will mean that Buyer accepts the change and irrevocably waives his or her right so to cancel. All rights of cancellation will terminate, then absolutely at closing, if not sooner. After closing, Buyer will have no remedy for any changes Seller may make or have made.

Without limiting the generality of the foregoing and other provisions of this Agreement, Seller is specifically authorized to: (i) substitute the final legal descriptions and as-built surveys for the proposed legal descriptions and plot plans contained in the Condominium Documents, and/or (ii) combine and/or subdivide units prior to the recordation of the Declaration (and incorporate divider wall common elements into any such combination units or add common element divider walls in any such subdivision), provided that the percentage share of ownership of common elements of any unit not affected in the combination or subdivision is not affected.

The provisions of this Section will survive (continue to be effective after) Closing.

27. Time of Essence. The performance of all obligations by Buyer on the precise times stated in this Agreement is of absolute importance and failure by Buyer to so perform on time is a default, time being of the essence as to Buyer’s obligations hereunder.

28. Nearby Activities and Views. Buyer understands and agrees that for some time in the future Buyer, its guests, tenants and invitees may be disturbed by the noise, commotion and other unpleasant effects of nearby construction activity and as a result, Buyer and its guests, tenants and invitees may be impeded in using portions of the Condominium Property by that activity. Because the Condominium is located in an urban area, demolition or construction of buildings and other structures within the immediate area or within the view lines of any particular Unit or of any part of the Condominium (the “Views”) may block, obstruct, shadow or otherwise affect Views, which may currently be visible from the Unit or from the Condominium. Therefore, the Buyer, for itself, its successors and assigns, agrees to release Seller, its partners and its and their officers, members, directors and employees and every affiliate and person related or affiliated in any way with any of them (“Seller’s Affiliates”) from and against any and all losses, claims, demands, damages, costs and expenses of whatever nature or kind, including attorney’s fees and costs, including those incurred through all arbitration and appellate proceedings, related to or arising out of any claim against the Seller or Seller’s Affiliates related to views or the disruption, noise, commotion, and other unpleasant effects of nearby development or construction. As a result of the foregoing, there is no guarantee of view, natural light, security, privacy, location, design, density or any other matter, except as is set forth herein or in the Prospectus.

29. Disclaimer of Implied Warranties. Notwithstanding that this Condominium is a conversion of previously occupied premises, Seller has elected to warrant the improvements solely to the extent provided in Section 718.618, Florida Statutes. Except only for those warranties provided in Section 718.618, Florida Statutes (and only to the extent applicable and not yet expired), to the maximum extent lawful Seller hereby disclaims any and all and each and every express or implied warranties, whether established by statutory, common; case law or otherwise, as to the design, construction, sound and/or odor transmission, existence and/or development of molds, mildew, toxins or fungi, furnishing and equipping of the Condominium Property, including, without limitation, any implied warranties of habitability, fitness for a particular purpose or merchantability, compliance with plans, all warranties imposed by statute (other than those imposed by Sections 718.618, Florida Statutes, and then only to the extent applicable and not yet expired) and all other express and implied warranties of any kind or character. Seller has not given and Buyer has not relied on or bargained for any such warranties. Buyer recognizes and agrees that the Unit and Condominium are not new construction. Buyer, by closing on the purchase of the Unit, shall be deemed to represent and warrant to Seller that in deciding to purchase the Unit, Buyer relied solely on Buyer’s independent inspection of the Unit and the Condominium as well as the conversion inspection reports included in the Prospectus. Buyer has not received nor retied on any warranties and/or representations from Seller of any kind, other than as expressly provided herein.

As to any implied warranty which cannot be disclaimed entirely, all secondary, incidental and consequential damages are specifically excluded and disclaimed (claims for such secondary, incidental and consequential damages being clearly unavailable in the case of implied warranties which are disclaimed entirely above).

This Section will survive (continue to be effective after) closing.

30. Return of Condominium Documents. If this Agreement is canceled for any reason, Buyer will return to Seller all of the Condominium Documents delivered to him or her in the same condition received, reasonable wear and tear excepted. If Buyer fails to return the Condominium Documents, Buyer agrees to pay Seller $50.00 to defray the costs of preparation, printing and delivery of same.

Buyer(s) Initials	Buyer(s) Initials

31. Survival. Only those provisions and disclaimers in this Agreement which specifically state that they shall have effect after closing will survive (continue to be effective after) closing and delivery of the deed. All other provisions shall be deemed merged into the deed.

32. Disclosures. Under the laws of the State of Florida, Buyer is hereby advised as follows:

(a)	RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department. Seller makes no representation to Buyer concerning the presence or absence of radon gas in the dwelling at any time or in any quantity. Buyer hereby expressly releases Seller from any loss, claim, liability or damages now or hereafter arising from or related to the presence or absence of radon gas in the dwelling.

(b)	Notice Regarding Defective Construction Lawsuits. Chapter 558, Florida Statutes contains important requirements you must follow before you may bring any legal action for an alleged construction defect in your home. Sixty (60) days before you bring any legal action, you must deliver to the other party to this contract a written notice referring to Chapter 558 of any construction conditions you allege are defective and provide such person the opportunity to inspect the alleged construction defects and to consider making an offer to repair or pay for the alleged construction defects. You are not obligated to accept any offer which may be made. There are strict deadlines and procedures under this Florida law which must be met and followed to protect your interests.

(c)	Florida Homeowners’ Construction Recovery Fund. In accordance with Section 489.1425, Florida Statutes, payment may be available from the Florida Homeowners’ Construction Recovery Fund if you lose money on a project performed under contract, where the loss results from specified violations of Florida law by a licensed contractor. For information about the recovery fund and filing a claim, contact the Florida Construction Industry Licensing Board at the following telephone number and address: (850) 487-1395; 1940 North Monroe Street, Tallahassee, Florida 32399-1039.

(d)

Given the climate and humid conditions in South Florida, molds, mildew, spores, fungi and/or other toxins may exist and/or develop within the Unit, Building and/or the Condominium Property. In April, 2004, a mold investigation was performed on the property by AirQuest Environmental Inc., which found widespread mold growth throughout the building caused by several sources of moisture intrusion into the building including water from asbestos abatement activities, inadequate or malfunctioning climate control and roof leaks. It is expected that the extensive renovations performed to convert the property to a condominium will resolve or repair the sources of moisture intrusion and that the Condominium Property will no longer have widespread mold growth throughout the building. Buyer is hereby advised that certain molds, mildew, spores, fungi and/or other toxins may be, or if allowed to remain for a sufficient period may become, toxic and potentially pose a health risk. By executing and delivering this Agreement and closing, Buyer shall be deemed to have assumed the risks associated with molds, mildew, spores, fungi and/or other toxins and to have released and indemnified Seller and Seller’s affiliates from and against any and all liability or claims resulting from same, including, without limitation, any liability for incidental or consequential damages (which may result from, without limitation, the inability to possess the Unit, inconvenience, moving costs, hotel costs, storage costs, loss of time, lost wages, lost opportunities and/or personal injury and death to or suffered by the Unit Owner, pets, its family members and/or its or their guests, tenants, invitees or any other person). Without limiting the generality of the foregoing, leaks, leaving exterior doors or windows open, wet flooring and moisture will contribute to the growth of mold, mildew, spores, fungi or other toxins. Buyer understands and agrees that Seller is not responsible for, and Seller hereby disclaims any responsibility for, any illness or allergic reactions, personal injury or death which may be experienced by Buyer, pets, its family members and/or its or their guests, tenants and invitees as a result of mold, mildew, spores, fungi or other toxins. It is solely the Buyer’s responsibility to keep the Unit clean, dry, well-ventilated and free of contamination. The thermostats in each Unit are an integral part of the Life Safety Systems and are intended to assist in monitoring the accumulation of moisture in the Units to prevent same from reaching levels which may accelerate the development of molds, spores or other natural growths which if allowed to accumulate may become toxic or otherwise create health risks. Each buyer understands and agrees that the thermostats may have recording and/or monitoring features which can report back to the Association the temperature settings and readings

Buyer(s) Initials	Buyer(s) Initials

in the Units. The thermostats shall be operated and kept operable at all times and there shall be no alteration of or to the thermostats without the prior written approval of the Association. The Unit Owner’s failure to operate at all times any thermostats installed in the Unit will contribute to the development of molds, spores or other natural growths. It is solely the Unit Owner’s responsibility to keep any thermostats installed in the Unit operable at all times.

(e)	Buyer is hereby advised that there are various methods for calculating the square footage of a Unit, and that depending on the method of calculation, the quoted square footage of a Unit may vary by a nominal amount. Additionally, as a result of in the field construction, other permitted changes to the Unit and settling and shifting of improvements, actual square footage of a Unit may also be affected. Accordingly, during the pre-closing inspection, each buyer should, among other things, review the size and dimensions of the Unit. By closing, each buyer shall be deemed to have conclusively agreed to accept the size and dimensions of the Unit, regardless of any variances in the square footage from that which may have been disclosed at any time prior to closing, whether included as part of Developer’s promotional materials or otherwise. Developer does not make any representation or warranty as to the actual size, dimensions or square footage of any Unit, and each buyer shall be deemed to have fully waived and expressly released any such warranty and claim for losses or damages resulting from any variances between any represented or otherwise disclosed square footage and the actual square footage of the Unit.

(f)	LEAD PAINT: Every buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller’s possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase. Developer has no knowledge of lead based paint or lead based paint hazards in the Unit or the Building. Developer has no reports or records pertaining to lead based paint or lead based paint hazards in the Unit or the Building. Buyer acknowledges having been advised of the foregoing information and acknowledges having received the pamphlet “Protect Your Family from Lead in your Home.” Inasmuch as Buyer is provided with a fifteen (15) day rescission period pursuant to the Act, Buyer hereby waives the opportunity to conduct a risk assessment or inspection for the presence of lead based paint or lead based paint hazards.

(g)	The Building and the Improvements constitute existing non-conforming uses, which could not necessarily be replicated in the event of a casualty or other circumstances requiring rebuilding. Accordingly, Buyer agrees that there will be limitations on what may be reconstructed under such circumstances and on the number-of units that may be reconstructed, and there is no assurance that the Building or Buyer’s Unit may be restored. In the event the existing Improvements cannot be restored, the property insurance carried by the Association insures, subject to policy limitations and qualifications, the replacement cost of any new structure, or if a new structure is not built, the replacement cost less depreciation of the original Building. By executing and delivering a Purchase Agreement and closing, Buyer for itself, its successors and assigns shall be deemed to have assumed the risks that the Building and Improvements may not be fully restored and to have fully waived and released any claim against the Developer as a result of the limitation on reconstruction resulting from current regulations.

(h)	Buyer hereby understands and agrees that the parking facilities within the Master Association common property may be located below the federal flood plain, and, accordingly, in the event of flooding, any automobiles and/or personal property stored therein is susceptible to water damage. Additionally, insurance premiums, both for the Master Association in insuring the parking, and for owners, may be higher than if the parking structure was above the federal flood plain. By executing and delivering this agreement and closing, Buyer shall be deemed to have agreed to assume any responsibility for loss, damage or liability resulting therefrom and waives any and all liability of Developer or Master Association.

(i)

Buyer acknowledges and agrees that the Units, the Building and other portions of the Condominium Property may be located in coastal areas partially or totally seaward of the coastal construction control line as defined in Section 161.053, Florida Statutes. Buyer is fully apprised of the character of the regulation of property in such coastal

Buyer(s) Initials	Buyer(s) Initials

areas and thereby expressly waives and releases any claim against the Developer as a result of the limitation on improvements or reconstruction resulting from the regulation of property in such coastal areas.

(j)	An environmental investigation was performed on the Condominium Property prior to Developer’s purchase. The investigation discovered petroleum products in the groundwater above state cleanup target levels. The source of the petroleum products in the groundwater is believed to be either the former Hallandale Citgo gas station that was located partially on the Condominium Property years ago or the 7-Eleven adjacent to the Condominium Property. The investigation also identified soils which may have been impacted by the former Hallandale Citgo gas station. Cleanup of soil and groundwater has not been required by a government agency but may be required in the future. If conducted on the Condominium Property by the Master Association, the soil cleanup is estimated to cost approximately $250,000 and groundwater cleanup is estimated to cost approximately $500,000.

(k)	Purchaser understands and agrees that prior to conversion to a condominium, certain portions of the Condominium Property, including some, but not all, of the Units, contained fully encapsulated asbestos containing material (“ACM”). Prior to or during conversion of the condominium from previously existing improvements, extensive renovations were undertaken. During those renovations, most, if not all, of the ACM was removed. To the extent that the completed renovations have not removed all of the ACM, and in order to minimize the impact of the ACM and the potential harm that may result therefrom, the Association shall adopt an operations and maintenance plan in accordance with the specifications set forth in an operation and maintenance plan (the “O&M Plan”) established by the Board, together with a licensed asbestos consulting firm, from time to time. The O&M Plan shall be held in the office of the Association and made available to Unit Owners in accordance with Section 15 of the Bylaws. Buyer further understands and agrees that, in accordance with the O&M Plan, absolutely no penetration or other invasive disturbance shall be made to any portions of the Condominium Property that may contain ACM, without the prior written consent of the Board of Directors and that any and all such penetration and/or other invasive disturbance, if first approved by the Board as set forth herein, shall be made in strict compliance with the O&M Plan requirements. Buyer shall be deemed to: (i) have assumed the risks associated with the ACM, and (ii) agrees that any use of the Unit in violation of the O&M Plan may increase the potential harm that may result from the ACM. Buyer releases the Developer, its partners, contractors, architects, engineers, and its and their officers, directors, shareholders, employees and agents, from and against any and all liability resulting from the (i) existence of the ACM, (ii) the failure to maintain the Unit and/or Common Elements in accordance with the O&M Plan, and/or (iii) any unauthorized or improper penetrations and/or other disturbances to the Unit.

(l)	Buyer acknowledges, warrants, represents and agrees that this Agreement is being entered into by Buyer without reliance upon any representations concerning any potential for future profit, any future appreciation in value, any rental income potential, tax advantages, depreciation or investment potential and without reliance upon any monetary or financial advantage.

(m)	Buyer acknowledges and agrees that no such representations, including representations as to the ability or willingness of Seller or its affiliates to assist Buyer in renting or selling the Unit, have been made by Seller, or any of its agents, employees or representatives. Buyer further represents and warrants to Seller that Buyer is entering into this Agreement with the full intention of complying with each and every of the obligations hereunder, including, without limitation, the obligation to close on the purchase of the Unit. Neither Seller, nor anyone. working by, through or under Seller; has made any statement or suggestion that Buyer would not be obligated to fully comply with the terms of this Agreement and to close on the purchase of the Unit. Further, Buyer understands and agrees that neither Seller, nor any brokerage company, on-site sales personnel and/or other persons working by, through or under Seller, are under any obligation whatsoever to assist Buyer with any resale of the Unit.

(n)	Buyer warrants that Buyer has not relied upon any verbal representations, including, specifically, but without limitation, any representations as to potential appreciation in or resale value of the Unit, the existence of any “view” from the Unit or that any existing “view” will not be obstructed in the future, traffic conditions in, near or around the Condominium, disturbance from nearby properties, or disturbance from air or vehicular traffic.

The provisions of this paragraph shall survive the closing.

Buyer(s) Initials	Buyer(s) Initials

33. Sian Ocean Residences and Resort Master Association. The Condominium Property is subject to the terms and conditions of the Declaration of Covenants, Conditions and Easements for Sian Ocean Residences & Resort Master Association, to be recorded in the public records of Broward County, Florida (the “Master Association Declaration”). The Master Association Declaration provides that the Master Association is responsible for the operation, management, maintenance, repair, replacement of and taking title to the common property of the Master Association, including without limitation certain open areas, surface parking areas, parking garages, paved areas and pools and pool areas. The Master Association Declaration contains certain use restrictions, architectural review criteria and certain easements affecting all property subject to the Master Association Declaration. It is contemplated that all parking is within the Master Association common property, and is intended to be subject to mandatory valet parking. Each owner of a condominium unit is a member of the Master Association, and each member of the Master Association is obligated to pay an assessment fee to the Master Association. As an automatic member of the Master Association, each Unit Owner will have the right to use the common property of the Master Association. All Unit Owners will have rights of use and obligations to share in the cost of maintenance of these facilities in accordance with the Master Association Declaration.

34. Hotel Disclosures. Buyer acknowledges that the Hotel Unit within the Condominium is intended to be used and operated in accordance with the terms and conditions of a hotel franchise agreement wherein a hotel operator will own, occupy and/or operate all or a portion of the Hotel Unit to conduct hotel operations within the Condominium. Buyer also acknowledges that most portions of the Condominium building that are typically categorized as common elements, are instead deemed to be part of the Hotel Unit, including without limitation hallways, stairwells, elevators, building structure, roof, lobby area, etc. The Hotel Unit will grant to the non-Hotel Unit owners within the Condominium, an easement to use and enjoy all portions of the Condominium that are designated as Shared Components in the Declaration of Condominium, such as hallways, stairwells, elevators, building structure, roof, lobby area, etc. In consideration of the granting of this easement, each non-Hotel Unit owner will be obligated to pay to the Hotel Operator, the applicable unit’s pro-rata share of the costs relating to the operation, upkeep, maintenance, repair and replacement of the Shared Components. The Shared Components expenses are set forth in the Shared Costs budget.

It is contemplated that the Seller will not be the hotel operator or licensee and therefore cannot make any representations relating thereto. For purposes of deciding to purchase the Unit, Buyer should assume that hotel operations will change from time to time and may be discontinued at any time at the election of the Hotel Operator and/or the franchisor. The hotel operator has the right to terminate its license agreement from time to time, to enter into a license agreement with a different brand hotel company, to operate its services without a brand name, and/or to terminate all hotel services. There are no assurances that the hotel will be operated under a brand name or any particular brand name.

Buyer acknowledges and agrees that owners have the option of participating in any rental management program operated by the Hotel Operator and placing the unit in the hotel rental program. If you, as an owner, decide to participate in the management program operated by the Hotel Operator, you will be required to enter into a residential agency agreement which will set forth the specific terms of the management, rental and maintenance of the Unit. You also have the option of not participating in a management program or participating in another management program of your choice.

35. Offer. The submission by Seller of this Agreement to Buyer for examination does not constitute an offer by Seller to Buyer, or a reservation of or option for any Unit in the Condominium. This Agreement shall not become binding until executed and delivered by both Buyer and Seller. Upon execution by Seller, an executed copy of this Agreement shall be sent to Buyer, otherwise the firm offer shall be considered rejected and all funds deposited by Buyer shall be promptly returned to Buyer.

36. Liability. The liability of Seller under this Agreement or any amendment or any instrument or document executed in connection with this Agreement shall be limited to and enforceable solely against the interest of Seller in the Condominium, and not against any other assets of Seller or any partner of Seller (or its or their officers, principals, directors, employees, managers, members or agents).

37. Miscellaneous. The explanations, definitions, disclaimers and other provisions set forth in the Condominium Documents are incorporated into this Agreement as if repeated at length here. When the words this Agreement” are used, they shall include in their meaning all modifications, riders and addenda to it signed by Buyer and Seller. Buyer acknowledges that the primary inducement for him or her to purchase under this Agreement is the Unit itself and not the recreational amenities and other Common Elements. Seller’s waiver of any of its rights or remedies (which can only occur if Seller waives any right or remedy in writing) will not waive any other of Seller’s rights or remedies or prevent Seller from later enforcing all of Seller’s rights and remedies under other circumstances.

38. Entire Agreement. This Agreement is the entire contract for sale and purchase of the Unit and. once it is signed, it can be amended only by a written instrument signed by both Buyer and Seller which specifically states that it is amending this Agreement. Any current or prior agreements,

Buyer(s) Initials	Buyer(s) Initials

representations, understandings or oral statements of sales representatives or others, if not expressed in this Agreement are void and have no effect. Buyer has not relied on them.

[The remainder of this page is intentionally blank.]

Buyer(s) Initials	Buyer(s) Initials

IF THE DISCLOSURE SUMMARY REQUIRED BY SECTION 720.401, FLORIDA STATUTES, HAS NOT BEEN PROVIDED TO THE PROSPECTIVE BUYER BEFORE EXECUTING THIS CONTRACT FOR SALE, THIS CONTRACT IS VOIDABLE BY BUYER BY DELIVERING TO SELLER OR SELLER’S AGENT OR REPRESENTATIVE WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 3 DAYS AFTER RECEIPT OF THE DISCLOSURE SUMMARY OR PRIOR TO CLOSING, WHICHEVER OCCURS FIRST. ANY PURPORTED WAIVER OF THIS VOIDABILITY RIGHT HAS NO EFFECT. BUYER’S RIGHT TO VOID THIS CONTRACT SHALL TERMINATE AT CLOSING.

THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN FIFTEEN (15) DAYS AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY THE BUYER, AND RECEIPT BY BUYER OF ALL OF THE ITEMS REQUIRED TO BE DELIVERED TO HIM BY THE SELLER UNDER SECTION 718.503, FLORIDA STATUTES. THIS AGREEMENT IS ALSO VOIDABLE BY THE BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN FIFTEEN (15) DAYS AFTER THE DATE OF RECEIPT FROM THE SELLER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO THE BUYER. ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT. BUYER MAY EXTEND THE TIME FOR A CLOSING FOR A PERIOD OF NOT MORE THAN FIFTEEN (15) DAYS AFTER THE BUYER HAS RECEIVED ALL OF THE ITEMS REQUIRED. BUYER’S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.

BUYER	SELLER

MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company

By:
Name:
Title:

Date of Execution:	Date of Execution:

DISCLOSURE SUMMARY

FOR

SIAN OCEAN RESIDENCES & RESORT MASTER ASSOCIATION

Disclosure Summary: In accordance with Section 720.401, Florida Statutes, the following disclosure summary is added to the Agreement:

1.	AS A PURCHASER OF PROPERTY IN THIS COMMUNITY, YOU WILL BE OBLIGATED TO BE A MEMBER OF A MASTER HOMEOWNERS’ ASSOCIATION.

2.	THERE HAVE BEEN OR WILL BE RECORDED RESTRICTIVE COVENANTS GOVERNING THE USE AND OCCUPANCY OF PROPERTIES IN THIS COMMUNITY.

3.	YOU WILL BE OBLIGATED TO PAY ASSESSMENTS TO THE ASSOCIATION. ASSESSMENTS MAY BE SUBJECT TO PERIODIC CHANGE. IF APPLICABLE, THE CURRENT AMOUNT IS $2,086.15 PER YEAR. YOU WILL ALSO BE OBLIGATED TO PAY ANY SPECIAL ASSESSMENTS IMPOSED BY THE ASSOCIATION. SUCH SPECIAL ASSESSMENTS MAY BE SUBJECT TO CHANGE. IF APPLICABLE, THE CURRENT AMOUNT IS $ N/A PER YEAR.

4.	YOU MAY BE OBLIGATED TO PAY SPECIAL ASSESSMENTS TO THE RESPECTIVE MUNICIPALITY, COUNTY, OR SPECIAL DISTRICT. ALL ASSESSMENTS ARE SUBJECT TO PERIODIC CHANGE.

5.	YOUR FAILURE TO PAY SPECIAL ASSESSMENTS OR ASSESSMENTS LEVIED BY A MANDATORY HOMEOWNERS’ ASSOCIATION COULD RESULT IN A LIEN ON YOUR PROPERTY.

6.	THERE MAY BE AN OBLIGATION TO PAY RENT OR LAND USE FEES FOR RECREATIONAL OR OTHER COMMONLY USED FACILITIES AS AN OBLIGATION OF MEMBERSHIP IN THE HOMEOWNERS’ ASSOCIATION. IF APPLICABLE, THE CURRENT AMOUNT IS $ 0 PER YEAR .

7.	THE DEVELOPER MAY HAVE THE RIGHT TO AMEND THE RESTRICTIVE COVENANTS WITHOUT THE APPROVAL OF THE ASSOCIATION MEMBERSHIP OR THE APPROVAL OF THE PARCEL OWNERS.

8.	THE STATEMENTS CONTAINED IN THIS DISCLOSURE FORM ARE ONLY SUMMARY IN NATURE, AND, AS A PROSPECTIVE PURCHASER, YOU SHOULD REFER TO THE COVENANTS AND THE ASSOCIATION GOVERNING DOCUMENTS BEFORE PURCHASING PROPERTY.

9.	THESE DOCUMENTS ARE EITHER MATTERS OF PUBLIC RECORD AND CAN BE OBTAINED FROM THE RECORD OFFICE IN THE COUNTY WHERE THE PROPERTY IS LOCATED, OR ARE NOT RECORDED AND CAN BE OBTAINED FROM THE DEVELOPER.

The parties hereto have executed this Addendum as of the date written below.

Date	Date

Requirements for Escrow Deposit Refunds

1.	Front and back copy of check(s) that were given as deposits.

AND

2.	Copy of bank statement section showing check(s) clearing account (balances may be blocked out.)

(or)

A letter from bank where check(s) were drawn, stating the clearing date(s) of the check(s) from the account. A representative name and phone number must be listed for verification.

PERSONAL or BUSINESS CHECKS WILL BE PROCESSED NO LESS THAN 30 DAYS FROM DATE OF DEPOSIT.

CASHIERS CHECKS ARE PROCESSED 15 BUSINESS DAYS FROM DATE OF DEPOSIT.

WIRES ARE PROCESSED 5 BUSINESS DAYS FROM DATE RECEIVED.

RECEIPT FOR CONDOMINIUM DOCUMENTS

The undersigned acknowledges that the documents checked below have been received or, as to plans and specifications, made available for inspection.

Name of Condominium SIAN RESORT RESIDENCES I CONDOMINIUM

Address of Condominium Unit 415, 4000 S. Ocean Dr., Hollywood, Florida 33019

Place a check in the column by each document received or, for the plans and specifications, made available for inspection. If a document uses a different name, substitute the correct name or place in parenthesis. If an item does not apply, place “N/A” in the column.

DOCUMENT	RECEIVED BY HARD COPY	BY ALTERNATIVE MEDIA
Prospectus Text	X
Declaration of Condominium	X
Articles of Incorporation	X
Bylaws	X
Estimated Operating Budget	X
Form of Agreement for Sale or Lease	X
Rules and Regulations	X
Covenants and Restrictions	X
Ground Lease	N/A	N/A
Management and Maintenance Contracts for More Than One Year	X
Renewable Management Contracts	X
Lease of Recreational and Other Facilities to be Used Exclusively by Unit Owners of Subject Condominiums	N/A	N/A
Lease of Recreational and Other Facilities to be Used by Unit Owners with Other Condominiums	N/A	N/A
Declaration of Servitude	N/A	N/A
Sales Brochure	N/A	N/A
Phase Development Description	N/A	N/A
Form of Unit Lease if a Leasehold	N/A	N/A
Description of Management for Single Management of Multiple Condominiums	N/A	N/A
Conversion Inspection Report	X
Conversion Termite Inspection Report	X
Plot Plan	X
Floor Plan	X
Survey of Land and Graphic Description of Improvements	X
Frequently Asked Question and Answer Sheet	X
Financial Information	N/A	N/A
State or Local Acceptance/Approval of Dock or Marina Facilities	N/A	N/A
Evidence of Developer’s Ownership, Leasehold or Contractual Interest in the Land Upon Which the Condominium is to be Developed	X
Executed Escrow Agreement	X
Other Documents (Insert Name of Document)	N/A	N/A
Alternative Media Disclosure Statement	N/A	N/A
Plans and Specifications	MADE AVAILABLE	MADE AVAILABLE

THE PURCHASE AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF EXECUTION OF THE PURCHASE AGREEMENT BY THE BUYER AND RECEIPT BY THE BUYER OF ALL OF THE DOCUMENTS REQUIRED TO BE DELIVERED TO HIM OR HER BY THE DEVELOPER. THE AGREEMENT IS ALSO VOIDABLE BY THE BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF RECEIPT FROM THE DEVELOPER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO THE BUYER. ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT. BUYER MAY EXTEND THE TIME FOR CLOSING FOR A PERIOD OF NOT MORE THAN 15 DAYS AFTER THE BUYER HAS RECEIVED ALL OF THE DOCUMENTS REQUIRED. BUYER’S RIGHT TO VOID THE PURCHASE AGREEMENT SHALL TERMINATE AT CLOSING.

Executed this ____________________ day of __________________________, 2006.

Purchaser or Lessee:

Alex Ramirez

Susy Ramirez

RECEIPT FOR CONDOMINIUM DOCUMENTS

The undersigned acknowledges that the documents checked below have been received or, as to plans and specifications, made available for inspection.

Name of Condominium SIAN RESORT RESIDENCES I CONDOMINIUM

Address of Condominium Unit 415, 4000 S. Ocean Dr., Hollywood, Florida 33019

Place a check in the column by each document received or, for the plans and specifications, made available for inspection. If a document uses a different name, substitute the correct name or place in parenthesis. If an item does not apply, place “N/A” in the column.

DOCUMENT	RECEIVED BY HARD COPY	BY ALTERNATIVE MEDIA
Prospectus Text		X
Declaration of Condominium		X
Articles of Incorporation		X
Bylaws		X
Estimated Operating Budget		X
Form of Agreement for Sale or Lease		X
Rules and Regulations		X
Covenants and Restrictions		X
Ground Lease	N/A	N/A
Management and Maintenance Contracts for More Than One Year		X
Renewable Management Contracts		X
Lease of Recreational and Other Facilities to be Used Exclusively by Unit Owners of Subject Condominiums	N/A	N/A
Lease of Recreational and Other Facilities to be Used by Unit Owners with Other Condominiums	N/A	N/A
Declaration of Servitude	N/A	N/A
Sales Brochure	N/A	N/A
Phase Development Description	N/A	N/A
Form of Unit Lease if a Leasehold	N/A	N/A
Description of Management for Single Management of Multiple Condominiums	N/A	N/A
Conversion Inspection Report	N/A	X
Conversion Termite Inspection Report	N/A	X
Plot Plan		X
Floor Plan		X
Survey of Land and Graphic Description of Improvements		X
Frequently Asked Question and Answer Sheet		X
Financial Information	N/A	N/A
State or Local Acceptance/Approval of Dock or Marina Facilities	N/A	N/A
Evidence of Developer’s Ownership, Leasehold or Contractual Interest in the Land Upon Which the Condominium is to be Developed		X
Executed Escrow Agreement		X
Other Documents (Insert Name of Document)	N/A	N/A
Alternative Media Disclosure Statement	X	X
Plans and Specifications	MADE AVAILABLE	MADE AVAILABLE

THE PURCHASE AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF EXECUTION OF THE PURCHASE AGREEMENT BY THE BUYER AND RECEIPT BY THE BUYER OF ALL OF THE DOCUMENTS REQUIRED TO BE DELIVERED TO HIM OR HER BY THE DEVELOPER. THE AGREEMENT IS ALSO VOIDABLE BY THE BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER’S INTENTION TO CANCEL WITHIN 15 DAYS AFTER THE DATE OF RECEIPT FROM THE DEVELOPER OF ANY AMENDMENT WHICH MATERIALLY ALTERS OR MODIFIES THE OFFERING IN A MANNER THAT IS ADVERSE TO THE BUYER. ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT. BUYER MAY EXTEND THE TIME FOR CLOSING FOR A PERIOD OF NOT MORE THAN 15 DAYS AFTER THE BUYER HAS RECEIVED ALL OF THE DOCUMENTS REQUIRED. BUYER’S RIGHT TO VOID THE PURCHASE AGREEMENT SHALL TERMINATE AT CLOSING.

Executed this ____________________ day of __________________________, 2006.

Purchaser or Lessee:

SIAN RESORT RESIDENCES I CONDOMINIUM

ALTERNATIVE MEDIA DISCLOSURE STATEMENT

System Requirements to view the alternative media documents:

Operating System: Microsoft® Windows 98 Second Edition, Windows Millennium Edition, Windows NT® 4.0 with Service Pack 6, Windows 2000 with Service Pack 2, Windows XP Professional or Home Edition, Windows XP Tablet PC Edition

Memory: 32MB of RAM (64MB recommended)

Hard Drive: 60MB of available hard-disk space

Processor Speed: Intel® Pentium® processor

Printer Requirements: A printer that includes Adobe® PostScript® Level 2 or PostScript 3™ and a PostScript Printer Description (PPD) file for your printer

Software: Adobe Reader 5.0 or higher

The Purchaser should not select alternative media unless the Purchaser will have the means to read the documents before the expiration of the 15-day cancellation period.

Executed this ____________________ day of __________________________, 2006.

CERTIFICATE OF IDENTICAL DOCUMENTS

STATE OF FLORIDA

COUNTY OF

RE:	SIAN RESORT RESIDENCES I CONDOMINIUM
(Condominium)

MCZ/Centrum Florida XIX, L.L.C.
(Developer)

I, Melissa S. Turra, attorney for MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company, as developer of the Condominium, do hereby certify for use as evidence before the Division of Florida Land Sales, Condominiums, and Mobile Homes, or any Court of Law, that MCZ/Centrum Florida XIX, L.L.C., is the developer of SIAN RESORT RESIDENCES I CONDOMINIUM (Name of Condominium, 6101 Metro West Boulevard, Orlando, Florida 32835 (Address), documents for which have previously been filed with the Division, that I have knowledge of the contents of said filing and that, except for the items listed on pages attached to this document, all items required by the Condominium Act to be filed with the Division are identical with those already on file for this condominium under identification number                     . I understand that, if needed, the Division may require that I submit a copy of the recorded documents.

Dated this ____ day of __________, 2005.

By:	/s/ Melissa S. Turra
Name:	Melissa S. Turra
Title:	Attorney for MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company

Warning: Any false statement made herein may subject the person so certifying to prosecution under section 837.06, F.S.

EXHIBIT A

NOTICE OF ESCROW DEPOSIT

DATE: December 20, 2005

FELBERBAUM & ASSOCIATES, P.A.

399 South Federal Highway

Boca Raton, Florida 33432

Attn:     Angie Anderson

Re: Purchase of Unit No. ____ / 4000 S. Ocean Dr.

SIAN OCEAN + RESORT RESIDENCES CONDOMINIUM

CHECK # _________________

Gentlemen:

The purchaser(s) named below has entered into a Contract for the above-referenced Condominium Unit and we deliver herewith a deposit of $27,490 in accordance with the Contract.

Name of Purchaser(s):

Mailing Address of Purchaser(s):

RECEIPT

Receipt is acknowledged of the above deposit, subject to clearance of said funds, if a check.

FELBERBAUM & ASSOCIATES, P.A.

By:

Date of Receipt:

SIAN RESORT RESIDENCES I CONDOMINIUM

CO-BROKERS AGREEMENT

PURCHASER(S):

CO-OPERATING BROKERAGE COMPANY:

BROKERS FLORIDA LICENSE NUMBER (BK or CQ):

BROKERS FEDERAL ID NO (EIN):

(“Outside Broker”)

CO-OPERATING SALES AGENT:

(“Outside Sales Agent”)

Sales Agent’s Email:

Sales Agent Phone:

Sales Associate License # (SL):

MCZ/Centrum Florida XIX, L.L.C., a Delaware limited liability company (“Developer”), Outside Broker and Outside Sales Agent, agree as follows as to the purchase of Unit 415 (the “Unit”) within the proposed SIAN RESORT RESIDENCES I CONDOMINIUM (the “Project”).

1.	Based upon Outside Broker and/or Outside Sales Agent’s registration of Purchaser for the above-referenced Unit within the past ninety (90) days and involvement as a participating broker / agent in connection with the above real estate transaction, Outside Broker shall be entitled to a total commission for the sale of the Unit to Purchaser at the rate of 0% of the total Unit Price (as set forth in the purchase and sale agreement as executed by Purchaser and Developer), which shall be deemed earned, due and payable upon the closing of the Unit, subject to Section 2 below.

2.	All commissions will be paid at the Unit closing by the Developer. In the event that the Developer shall be lawfully required to return the deposit to the Purchaser, thus canceling the purchase and sale agreement, then the Broker shall be obligated to return to the Developer any portion of the commission which has been paid. Written notice by Developer’s counsel that Developer is lawfully required to return the deposit to the Purchaser will be conclusive proof of Developer’s obligation in this respect, provided that the Developer actually return the deposit to the Purchaser.

3.	OTHER SALES TRANSACTIONS. This agreement does not obligate Developer to pay commissions to Outside Broker for any prospective purchaser at the Project other than the Purchaser of the Unit. Such an obligation may only be pursuant to a written agreement in a form acceptable to Developer in its sole discretion. Developer reserves the right in its sole and absolute discretion to modify the terms under which it agrees to pay Outside Broker commissions. Neither Outside Broker nor Outside Sales Agent may rely upon the terms of this agreement for any transaction other than the one specifically involving the Purchaser and the Unit during the effective term of this registration.

4.	INDEMNIFICATION. Outside Broker and Outside Sales Agent jointly and severally agree to indemnify and hold Developer harmless from and against any and all losses, claims, demands, damages, costs and expenses of whatever nature or kind, including reasonable attorneys’ fees and costs and appellate fees and costs, relating to or arising out of any claims against Developer as a result of any representation or other conduct by either the Outside Broker and/or the Outside Sales Agent which are made or done without the express written consent of Developer.

5.	NO INDUCEMENTS. Neither Outside Broker nor Outside Sales Agent shall pay or offer to any person a referral fee, rebate, bonus gratuity, commission or other form of compensation or consideration, for the purchase of a unit within the Project, without the prior written consent of the Developer.

6.

CONFIDENTIALITY. The registration forms, mailing lists, purchaser lists and other records of prospective or actual purchasers are proprietary to Developer and are confidential trade secrets. Outside Broker and Outside Sales Agent are not entitled to review the contents of any of the foregoing. Outside Broker and Outside Sales Agent agree not to enter into any negotiations directly or indirectly with any prospective purchaser deemed registered to Developer, regarding the reservation, purchase, lease and or option of the Project, except with the direct participation or express prior written approval of Developer.

7.	ATTORNEYS’ FEES AND COSTS. In the event of any litigation arising from this Agreement, the prevailing party shall be entitled to reimbursement from the other party of all reasonable attorneys’ fees and cost associated with such matter at the pretrial, trial and appellate levels.

8.	COMPLIANCE WITH LAWS AND RULES. Outside Broker and Outside Sales Agent agree to comply, abide and be bound by all laws, rules, regulations and codes of ethics promulgated or adopted by any state or local authority or board realtors regulating the conduct of real estate brokers and agents and the payment of real estate commissions. In addition, Outside Broker and Outside Sales Agent shall not interfere with Developer’s employees’ performance or duty of loyalty to Developer. Further, and unless Outside Broker and Outside Sales Agent notify Developer in writing of their respective exclusion from the requirement for such licensure upon execution of this Agreement, Outside Sales Agent and Outside Broker represent and warrant that their respective Florida Real Estate Licenses are current and in good standing and that they will maintain such status at all times material to this Agreement.

9.	RELEASE: Upon Developer’s payment to Outside Broker on the HUD-1 Settlement Statement, Outside Broker and Outside Sales shall be deemed to have released Developer from all of its obligation under this agreement.

10.	DEFAULT BY OUTSIDE BROKER. If either Outside Broker or the Outside Sales Agent violates any of the terms or conditions of this agreement or fails to fully and completely participate as needed throughout the transaction giving rise to the commission set forth herein, Developer shall have the right, in its sole and absolute discretion to do any one or more of the following:

a.	Not pay any commission to Outside Broker or Outside Sales Agent for this transaction; and

b.	Refuse to recognize Outside Broker and Outside Sales Agent as an outside broker for any future transactions (whether involving the Purchaser or not) in which the Developer is involved.

11.	EXECUTION BY OUTSIDE BROKER AND OUTSIDE SALES AGENT. The execution of this agreement by Outside Sales Agent shall be deemed to bind both the Outside Sales Agent and the Outside Broker to the terms and conditions hereof. Notwithstanding, this Agreement is not enforceable by Outside Broker or Outside Sales Agent unless executed by Developer, Outside Sales Agent and Outside Broker.

12.	REJECTION OF SALE BY DEVELOPER. In the event that Developer, in its sole and absolute discretion, rejects the sale to Purchaser, no commission shall be due to Outside Sales Agent or Outside Broker.

13.	REGISTRATION. Outside Sales Agent acknowledges that s/he registered Purchaser’s name with the Project on behalf of Outside Broker. By registering Purchaser’s name on the form and by executing a copy of same, Outside Sales Agent on behalf of itself and the Outside Broker acknowledge that he/she has read the terms and conditions of the Outside Broker Commission Agreement contained herein and agrees to abide and be bound thereby.

14.	ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between Developer, Outside Broker and Outside Sales Agent and shall not be altered, modified or amended, unless in writing and signed by all the parties hereto.

DEVELOPER:	CO-OPERATING (OUTSIDE) BROKER:
Licensed Real Estate Broker

MCZ/Centrum Florida XIX, L.L.C.,	By:
A Delaware limited liability company

By:
Print Name:	Title:
Date:	Date:

CO-OPERATING (OUTSIDE) SALES AGENT:
Licensed Real Estate Agent

By:

Date:

EXHIBIT “B”

GUARANTY

THIS GUARANTY (this “Guaranty”) is made and given as of September 1, 2006 by MHI HOSPITALITY CORPORATION, a Delaware corporation (the “Guarantor”) for the benefit of MCZ/CENTRUM FLORIDA XIX, L.L.C., a Delaware limited liability company (“MCZ”).

WITNESSETH:

WHEREAS, MCZ and Hollywood have executed that certain Fourth Amendment concurrently herewith (the “Fourth Amendment”).

WHEREAS, pursuant to the Fourth Amendment, Hollywood has agreed in Section 5 of the Fourth Amendment to purchase a certain number of Units which have not been closed upon, subject to the terms and conditions set forth in the Fourth Amendment, and

WHEREAS, pursuant to this Guaranty, the Guarantor guaranties Hollywood’s obligations with respect to the purchase of the Units in accordance with the terms and provisions of Section 5 of the Fourth Amendment, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated by this reference.

2. Defined Terms. Any defined terms utilized herein but not defined herein shall have the meanings ascribed to said terms in the Fourth Amendment.

3. Guaranty.

3.1 Guarantor hereby irrevocably and unconditionally guarantees that all of the obligations, covenants, agreements and indemnities of Hollywood under Section 5 of the Fourth Amendment will be punctually and fully paid and performed in strict accordance with the terms and conditions of the Fourth Amendment (collectively, the “Guaranteed Obligations”).

3.2 Upon the failure of Hollywood to punctually and fully pay and/or perform any of the obligations, covenants, agreements and/or indemnities of Hollywood arising under Section 5 of the Fourth Amendment, and upon delivery of written notice from MCZ, the Guarantor will immediately perform the Guaranteed Obligations. Without affecting the obligations of the Guarantor under this Guaranty, MCZ may without notice to the Guarantor extend, modify or release any indebtedness or obligation of Hollywood, or settle, adjust or compromise any claims against the Hollywood. The Guarantor waives notice of amendment of the Fourth Amendment and notice of presentment and demand for payment and/or performance under the Fourth Amendment.

3.3 This Guaranty constitutes a guaranty of payment and performance and not of collection, and the Guarantor specifically waives any obligation of MCZ to proceed against Hollywood for any money or property held by Hollywood or by any other person or entity as collateral security, by way of set off or otherwise. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by MCZ upon the insolvency, bankruptcy or reorganization of the Guarantor, all as though such payment had not been made.

3.4 The obligations of Guarantor hereunder shall be absolute and primary and in no way contingent, and shall be complete and binding as to Guarantor upon the execution of this Guaranty, and shall be subject to no conditions precedent.

4. Representations. Guarantor represents and warrants to MCZ that: (a) there are no agreements to which it is a party or binding on it that are in conflict with this Guaranty, (b) there are no actions or proceedings pending or, to Guarantor’s knowledge, threatened, against Guarantor that challenge or impair his ability to execute or perform his obligations under this Guaranty, and (c) Guarantor’s execution, delivery and performance of this Guaranty will not violate, create a default under or breach any agreement or other contract, license, permit, order or decree to which it is a party or to which it is subject.

5. Continuing Guaranty; Transfer. This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its respective heirs, administrators, executors, successors and assigns, who shall be jointly and severally liable hereunder in accordance with the terms hereof; provided, however, Guarantor may not assign any of his rights and obligations hereunder without the prior written consent of MCZ. Notwithstanding the foregoing, upon the death of an individual Guarantor, the estate of such Guarantor will be bound by this Guaranty, and the obligations of the Guarantor will continue in full force and effect. This Guaranty shall inure to the benefit of and be enforceable by MCZ and its heirs, administrators, executors, successors and assigns.

6. Reimbursement, Subrogation, Etc. Guarantor covenants and agrees that it will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against Hollywood with respect to the Guaranteed Obligations prior to termination or expiration of, and payment in full of all amounts then due and owing under Section 5 of the Fourth Amendment.

7. Notices. Notices will be effective hereunder when and only when they are reduced to writing and delivered personally or mailed by Federal Express or comparable overnight or express delivery service, by documented facsimile transmission or by certified mail to the appropriate party at its address, hereinafter set forth, or to such person and at such address as may subsequently be designated by one party to the other.

To Guarantor:

MHI Hospitality Corporation

c/o Andrew M. Sims

4801 Courthouse Street

Suite 201

Williamsburg, VA 23188

Telephone: 757-564-5684

Fax: 757-564-8801

To MCZ:

MCZ/Centrum Florida XIX, L.L.C.

c/o MCZ Development

1555 North Sheffield

Chicago, IL 60622

Phone: (312) 573-1122

Fax: (312) 573-1028

Attn: Brian Niven/Michael Lerner

8. Governing Law. This Guaranty and the obligations provided for hereunder shall be governed and construed in all respects by the internal laws and decisions (except any conflicts of law provisions) of the State of Florida, including all matters of construction, validity, enforceability and performance.

9. Venue and Jurisdiction. To the extent permitted by law, Guarantor (i) consents and submits, at MCZ’s election and without limiting MCZ’s rights to commence an action in any other jurisdiction, to the personal jurisdiction and venue of any courts of record (federal, superior, or state) situated in the County of Broward, State of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by in such manner as may be provided under applicable laws, rules of procedure or local rules.

10. Severability. If any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

11. Remedies; Costs of Enforcement. Upon any breach or default with respect to any of Guarantor’s obligations, covenants, agreements, warranties or representations under this Guaranty, MCZ shall be entitled to any and all remedies available at law or in equity. In addition to all other remedies available, Guarantor agrees to pay MCZ all expenses (including, without limitation, all attorneys’ fees, court costs, and all fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred by MCZ, to remedy any defaults of or enforce any rights under this Guaranty or Section 5 of the Fourth Amendment, or to collect any amounts due under this Guaranty or the Fourth Amendment. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts). No remedy herein conferred upon MCZ is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

12. Entire Agreement. This Guaranty represents the entire understanding and agreement between the parties with respect to the subject matter of this Guaranty, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such parties regarding the subject matter of this Guaranty.

13. Waivers. The failure or delay of MCZ at any time to require performance by Guarantor of any provision of this Guaranty, even if known, shall not affect the right of MCZ to require performance of that provision or to exercise any right, power or remedy under this Guaranty. Any waiver by any MCZ of any breach of any provision of this Guaranty should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Guaranty. No notice to or demand on Guarantor in any circumstance shall, of itself, entitle Guarantor to any other or further notice or demand in similar or other circumstances.

14. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

15. Amendments. The provisions of this Guaranty may not be amended, supplemented, waived or changed orally, but only by a writing signed by the Guarantor and MCZ making specific reference to this Guaranty.

16. Headings. The headings in this Guaranty are for convenience only and shall not control or affect the meaning or construction of any provision in this Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Guaranty as of the day first set forth above.

Guarantor:	Witnesses:

MHI HOSPITALITY CORPORATION,
a Delaware corporation	Print Name:

By:	Print Name:
Andrew M. Sims, President